Exhibit 99.1

Boot Barn Holdings, Inc. Announces Second Quarter Fiscal Year 2021 Financial Results

IRVINE, Calif.--(BUSINESS WIRE)--October 28, 2020--Boot Barn Holdings, Inc. (NYSE: BOOT) today announced its financial results for the second fiscal quarter ended September 26, 2020.

For the quarter ended September 26, 2020:

  Net sales decreased 1.4% to $184.5 million.
  Same store sales decreased 5.1%, comprised of a decrease in retail store same store sales of 9.1% and an increase in e-commerce sales of 17.6%.
  Net income was $5.8 million, or $0.20 per diluted share, compared to net income of $7.7 million, or $0.26 per diluted share in the prior-year period. Net income per diluted share in the prior-year period includes a $0.02 per share benefit due to income tax accounting for share-based compensation.
  The company opened 1 new store during the quarter.
  Cash and cash equivalents were $35.7 million.

Jim Conroy, Chief Executive Officer, commented, “Our business continues to show resilience amidst challenging operating conditions. Following a slow start to the second quarter due to the changing sentiment around COVID-19, same store sales trends improved each month, turning positive in September driven by stronger store traffic. Our teams have done an outstanding job serving our customers in whichever channel they choose to engage with us and we have adjusted our merchandise assortments to reflect the shift in demand towards more functional and work-related categories. The speed at which we adapted our operations and reconfigured our inventory drove strong full price selling in the quarter. I am particularly pleased with the contributions from our e-commerce business, whose second quarter operating income more than doubled when compared to the prior-year period.”

Mr. Conroy continued, “Our third quarter has started well with retail store same store sales improving to flat and e-commerce sales trends remaining strong. In addition to solid demand for work boots, we’ve also seen a nice sequential improvement in western boots, western apparel, and hats. As we approach the beginning of the holidays, we are encouraged with our current momentum and are prepared to execute well as we enter the busy holiday shopping season.”

Operating Results for the Second Quarter Ended September 26, 2020

  Net sales decreased 1.4% to $184.5 million from $187.2 million in the prior-year period. Consolidated same store sales decreased 5.1% with retail store same store sales down 9.1% and e-commerce same store sales up 17.6%. The decrease in retail store sales was primarily due to decreased traffic in our stores that resulted from customers staying at home in response to the COVID-19 crisis.
  Gross profit was $55.5 million, or 30.1% of net sales, compared to $59.3 million, or 31.7% of net sales, in the prior-year period. Gross profit decreased primarily due to decreased sales resulting from the COVID-19 crisis. The decrease in gross profit rate of 160 basis points was driven by 110 basis points of deleverage in buying and occupancy costs and a 50-basis point decline in merchandise margin rate. The deleverage in buying and occupancy costs was primarily a result of lower volume sales. Merchandise margin declined 50 basis points primarily as a result of 30 basis points of pressure from e-commerce mix shift. Higher freight, partially offset by improved product margin, comprised the balance of the decline.
  Selling, general and administrative expenses were $45.4 million, or 24.6% of net sales, compared to $46.4 million, or 24.8% of net sales, in the prior-year period. The decrease in selling, general and administrative expenses and 20 basis points of leverage as a percentage of sales was primarily a result of lower marketing and pay-per-click expenses.
  Income from operations decreased 22.4% to $10.0 million, or 5.4% of net sales, compared to $12.9 million, or 6.9% of net sales, in the prior-year period. This decline in income from operations is a result of the negative impact on sales and gross margin from decreased traffic in our stores that resulted from customers staying at home in response to the COVID-19 crisis.
  Net income was $5.8 million, or $0.20 per diluted share, compared to net income of $7.7 million, or $0.26 per diluted share in the prior-year period. Net income per diluted share in the prior-year period includes a $0.02 per share benefit due to income tax accounting for share-based compensation.

Operating Results for the Six Months Ended September 26, 2020

  Net sales decreased 10.9% to $332.3 million from $373.0 million in the prior-year period. Consolidated same store sales decreased 9.7% with retail store same store sales down 17.4% and e-commerce same store sales up 33.7%. The decrease in retail store sales was primarily due to decreased traffic in our stores that resulted from customers staying at home in response to the COVID-19 crisis and temporary store closures.
  Gross profit was $95.7 million, or 28.8% of net sales, compared to $121.5 million, or 32.6% of net sales, in the prior-year period. Gross profit decreased primarily due to decreased sales resulting from the COVID-19 crisis. The decrease in gross profit rate of 380 basis points was driven by 260 basis points of deleverage in buying and occupancy costs and a 120-basis point decline in merchandise margin rate. The deleverage in buying and occupancy costs was primarily a result of lower volume sales. Merchandise margin declined 120 basis points primarily as a result of 80 basis points of pressure from e-commerce mix shift.
  Selling, general and administrative expenses were $83.9 million, or 25.2% of net sales, compared to $92.5 million, or 24.8% of net sales, in the prior-year period. The decrease in selling, general and administrative expenses was primarily a result of lower payroll and reduced marketing expenses. Selling, general and administrative expenses as a percentage of sales increased by 40 basis points as a result of deleverage from lower sales.
  Income from operations decreased 59.2% to $11.8 million, or 3.6% of net sales, compared to $29.0 million, or 7.8% of net sales, in the prior-year period. This decline in income from operations is a result of the negative impact on sales, gross margin and selling, general and administrative expenses from decreased traffic in our stores that resulted from customers staying at home in response to the COVID-19 crisis and temporary store closures.
  Net income was $5.3 million, or $0.18 per diluted share, compared to net income of $17.4 million, or $0.60 per diluted share in the prior-year period. Net income per diluted share in the prior-year period includes a $0.03 per share benefit due to income tax accounting for share-based compensation.

Current Business

The following table includes same store sales, net sales and e-commerce as a percentage of net sales for the periods indicated below:

	Four Weeks Fiscal July	Four Weeks Fiscal August	Five Weeks Fiscal September	Thirteen Weeks Ended September 26, 2020	Preliminary Four Weeks Fiscal October
Retail Stores SSS	(15)%	(13)%	(1)%	(9)%	0%
E-commerce SSS	24%	16%	14%	18%	13%
Total SSS	(10)%	(9)%	1%	(5)%	2%

Net Sales	(7)%	(4)%	5%	(1)%	6%
E-commerce as % of Net Sales	18%	17%	16%	17%	16%

Fiscal Year 2021 Outlook

The COVID-19 crisis continues to adversely affect the Company’s results. Due to the ongoing uncertainty created by COVID-19, the Company is not providing third quarter and fiscal year 2021 guidance at this time.

Conference Call Information

A conference call to discuss the financial results for the second quarter of fiscal year 2021 is scheduled for today, October 28, 2020, at 4:30 p.m. ET (1:30 p.m. PT). Investors and analysts interested in participating in the call are invited to (877) 451-6152. The conference call will also be available to interested parties through a live webcast at investor.bootbarn.com. Please visit the website and select the “Events and Presentations” link at least 15 minutes prior to the start of the call to register and download any necessary software. A telephone replay of the call will be available until November 28, 2020, by dialing (844) 512-2921 (domestic) or (412) 317-6671 (international) and entering the conference identification number: 13712343. Please note participants must enter the conference identification number in order to access the replay.

About Boot Barn

Boot Barn is the nation’s leading lifestyle retailer of western and work-related footwear, apparel and accessories for men, women and children. The Company offers its loyal customer base a wide selection of work and lifestyle brands. As of the date of this release, Boot Barn operates 266 stores in 36 states, in addition to an e-commerce channel www.bootbarn.com. The Company also operates www.sheplers.com, the nation’s leading pure play online western and work retailer and www.countryoutfitter.com, an e-commerce site selling to customers who live a country lifestyle. For more information, call 888-Boot-Barn or visit www.bootbarn.com.

Forward Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements refer to our current expectations and projections relating to, by way of example and without limitation, our financial condition, liquidity, profitability, results of operations, margins, plans, objectives, strategies, future performance, business and industry. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate", "estimate", "expect", "project", "plan“, "intend", "believe", “may”, “might”, “will”, “could”, “should”, “can have”, “likely”, “outlook” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events, but not all forward-looking statements contain these identifying words. These forward-looking statements are based on assumptions that the Company’s management has made in light of their industry experience and on their perceptions of historical trends, current conditions, expected future developments and other factors they believe are appropriate under the circumstances. As you consider this press release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond the Company’s control) and assumptions. These risks, uncertainties and assumptions include, but are not limited to, the following: the effect of COVID-19 on our business operations, growth strategies, store traffic, employee availability, financial condition, liquidity and cash flow; decreases in consumer spending due to declines in consumer confidence, local economic conditions or changes in consumer preferences; the Company’s ability to effectively execute on its growth strategy; and the Company’s failure to maintain and enhance its strong brand image, to compete effectively, to maintain good relationships with its key suppliers, and to improve and expand its exclusive product offerings. The Company discusses the foregoing risks and other risks in greater detail under the heading “Risk factors” in the periodic reports filed by the Company with the Securities and Exchange Commission. Although the Company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect the Company’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. Because of these factors, the Company cautions that you should not place undue reliance on any of these forward-looking statements. New risks and uncertainties arise from time to time, and it is impossible for the Company to predict those events or how they may affect the Company. Further, any forward-looking statement speaks only as of the date on which it is made. Except as required by law, the Company does not intend to update or revise the forward-looking statements in this press release after the date of this press release.

Boot Barn Holdings, Inc. Consolidated Balance Sheets (In thousands, except per share data) (Unaudited)

	September 26,	March 28,
	2020	2020
Assets
Current assets:
Cash and cash equivalents	$35,672	$69,563
Accounts receivable, net	13,281	12,087
Inventories	260,940	288,717
Prepaid expenses and other current assets	14,428	14,284
Total current assets	324,321	384,651
Property and equipment, net	107,764	109,603
Right-of-use assets, net	171,601	170,243
Goodwill	197,502	197,502
Intangible assets, net	60,929	60,974
Other assets	2,189	1,738
Total assets	$864,306	$924,711
Liabilities and stockholders’ equity
Current liabilities:
Line of credit	$67,763	$129,900
Accounts payable	81,003	95,334
Accrued expenses and other current liabilities	53,180	52,612
Short-term lease liabilities	35,941	34,779
Total current liabilities	237,887	312,625
Deferred taxes	19,551	19,801
Long-term portion of notes payable, net	109,402	109,022
Long-term lease liabilities	166,243	160,935
Other liabilities	1,189	635
Total liabilities	534,272	603,018

Stockholders’ equity:
Common stock, $0.0001 par value; September 26, 2020 - 100,000 shares authorized, 28,958 shares issued; March 28, 2020 - 100,000 shares authorized, 28,880 shares issued	3	3
Preferred stock, $0.0001 par value; 10,000 shares authorized, no shares issued or outstanding	—	—
Additional paid-in capital	172,839	169,249
Retained earnings	158,909	153,641
Less: Common stock held in treasury, at cost, 92 and 71 shares at September 26, 2020 and March 28, 2020, respectively	(1,717)	(1,200)
Total stockholders’ equity	330,034	321,693
Total liabilities and stockholders’ equity	$864,306	$924,711

Boot Barn Holdings, Inc. Consolidated Statements of Operations (In thousands, except per share data) (Unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	September 26,	September 28,	September 26,	September 28,
	2020	2019	2020	2019
Net sales	$184,515	$187,183	$332,281	$372,950
Cost of goods sold	129,025	127,845	236,590	251,456
Gross profit	55,490	59,338	95,691	121,494
Selling, general and administrative expenses	45,448	46,404	83,851	92,499
Income from operations	10,042	12,934	11,840	28,995
Interest expense, net	2,383	3,310	5,024	7,214
Other income, net	78	3	142	14
Income before income taxes	7,737	9,627	6,958	21,795
Income tax expense	1,979	1,947	1,690	4,394
Net income	$5,758	$7,680	$5,268	$17,401

Earnings per share:
Basic shares	$0.20	$0.27	$0.18	$0.61
Diluted shares	$0.20	$0.26	$0.18	$0.60
Weighted average shares outstanding:
Basic shares	28,860	28,502	28,843	28,441
Diluted shares	29,223	29,161	29,165	29,091

Boot Barn Holdings, Inc. Consolidated Statements of Cash Flows (In thousands) (Unaudited)

	Twenty-Six Weeks Ended
	September 26,	September 28,
	2020	2019
Cash flows from operating activities
Net income	$5,268	$17,401
Adjustments to reconcile net income to net cash provided by/(used in) operating activities:
Depreciation	11,948	9,757
Stock-based compensation	3,529	2,145
Amortization of intangible assets	44	72
Amortization of right-of-use assets	16,757	15,115
Amortization of debt issuance fees and debt discount	442	503
Loss on disposal of property and equipment	42	12
Loss/(gain) on adjustment of right-of-use assets and lease liabilities	295	(193)
Store impairment charge	384	—
Deferred taxes	(250)	(835)
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable, net	3,681	1,865
Inventories	27,777	(58,642)
Prepaid expenses and other current assets	(206)	(4,239)
Other assets	(450)	(369)
Accounts payable	(9,985)	24,599
Accrued expenses and other current liabilities	568	3,014
Other liabilities	554	302
Operating leases	(16,507)	(14,645)
Net cash provided by/(used in) operating activities	$43,891	$(4,138)
Cash flows from investing activities
Purchases of property and equipment	$(14,881)	$(15,475)
Acquisition of business, net of cash acquired	—	(3,688)
Net cash used in investing activities	$(14,881)	$(19,163)
Cash flows from financing activities
(Payments)/Borrowings on line of credit - net	$(62,137)	$85,000
Repayments on debt and finance lease obligations	(308)	(65,300)
Debt issuance fees paid	—	(1,233)
Tax withholding payments for net share settlement	(517)	(483)
Proceeds from the exercise of stock options	61	1,922
Net cash (used in)/provided by financing activities	$(62,901)	$19,906

Net decrease in cash and cash equivalents	(33,891)	(3,395)
Cash and cash equivalents, beginning of period	69,563	16,614
Cash and cash equivalents, end of period	$35,672	$13,219

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$1,182	$4,704
Cash paid for interest	$4,905	$6,494
Supplemental disclosure of non-cash activities:
Unpaid purchases of property and equipment	$1,349	$3,543

Boot Barn Holdings, Inc. Store Count

	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	September 26,	June 27,	March 28,	December 28,	September 28,	June 29,	March 30,	December 29,
	2020	2020	2020	2019	2019	2019	2019	2018
Store Count (BOP)	264	259	251	248	240	240	234	232
Opened/Acquired	1	5	8	3	8	1	6	2
Closed	—	—	—	—	—	(1)	—	—
Store Count (EOP)	265	264	259	251	248	240	240	234

Boot Barn Holdings, Inc. Selected Store Data

	Thirteen Weeks Ended
	September 26,	June 27,	March 28,	December 28,	September 28,	June 29,	March 30,	December 29,
	2020	2020	2020	2019	2019	2019	2019	2018
Selected Store Data:
Same Store Sales (decline)/growth	(5.1)%	(14.9)%	(4.7)%	6.7%	7.8%	9.4%	8.7%	9.2%
Stores operating at end of period	265	264	259	251	248	240	240	234
Total retail store square footage, end of period (in thousands)	2,779	2,770	2,722	2,639	2,616	2,537	2,539	2,486
Average store square footage, end of period	10,486	10,491	10,508	10,514	10,549	10,570	10,580	10,624
Average net sales per store (in thousands)	$565	$410	$590	$903	$635	$660	$666	$862
Debt Covenant EBITDA Reconciliation (Unaudited)

	Thirteen Weeks Ended
	September 26, 2020	June 27, 2020	March 28, 2020	December 28, 2019	September 28, 2019
Boot Barn's Net Income/(Loss)	$5,758	$(490)	$5,729	$24,819	$7,680
Income tax expense/(benefit)	1,979	(289)	930	7,040	1,947
Interest expense, net	2,383	2,641	2,941	3,155	3,310
Depreciation and intangible asset amortization	6,282	5,710	5,872	5,682	5,027
Boot Barn's EBITDA	$16,402	$7,572	$15,472	$40,696	$17,964

Non-cash stock-based compensation (a)	$1,705	$1,824	$1,582	$1,181	$1,180
Non-cash accrual for future award redemptions (b)	372	(302)	(447)	575	(11)
Loss/(gain) on disposal of assets (c)	46	(4)	28	377	-
Loss on adjustment of right-of-use assets and lease liabilities (d)	295	-	-	7	-
Store impairment charge (e)	384	-	191	-	-
Boot Barn's Adjusted EBITDA	$19,204	$9,090	$16,826	$42,836	$19,133

Additional adjustments (f)	1,115	1,590	2,269	1,404	1,442
Consolidated EBITDA per Loan Agreements	$20,319	$10,680	$19,095	$44,240	$20,575

(a) Represents non-cash compensation expenses related to stock options, restricted stock awards, restricted stock units and performance share units granted to certain of our employees and directors.
(b) Represents the non-cash accrual for future award redemptions in connection with our customer loyalty program.
(c) Represents loss/(gain) on disposal of assets.
(d) Represents loss on adjustment of right-of-use assets and lease liabilities.
(e) Represents store impairment charges recorded in order to reduce the carrying amount of the assets to their estimated fair values.
(f) Adjustments to Boot Barn's Adjusted EBITDA as provided in the 2015 Golub Term Loan and June 2015 Wells Fargo Revolver include pre-opening costs, franchise and state taxes, and other miscellaneous adjustments.

Contacts

Investor Contact:
ICR, Inc.
Brendon Frey, 203-682-8216
BootBarnIR@icrinc.com

or

Media Contact:
Boot Barn Holdings, Inc.
Jim Watkins, 949-453-4428
Senior Vice President, Finance & Investor Relations
BootBarnIRMedia@bootbarn.com